Exhibit 3(i)(a)
ARTICLES OF AMENDMENT
TO THE CHARTER
OF
MID-AMERICA BANCSHARES, INC.
     Pursuant to the provisions of the Tennessee Business Corporation Act, as amended, the undersigned Corporation adopts the following Charter Amendment:
Article 2
     The address of the principal office of this corporation in the State of Tennessee is 2019 Richard Jones Road, Nashville, Tennessee 37215.
     This Amendment was duly adopted by the unanimous vote of the Company’s Board of Directors on the 30th day of May, 2007, and, pursuant to T.C.A. § 45-2-218(b) and T.C.A. § 48-20-102, does not require Shareholder approval.
     This Amendment was filed with the Tennessee Secretary of State on June 6, 2007.

MID-AMERICA BANCSHARES, INC.
By:	/s/ Daniel W. Small
Daniel W. Small, Registered Agent